January *, 1997



Cotton Valley Resources Corporation
8350 North Central Expressway
Suite 2030M
Dallas, Texas
75206, U.S.A.

Dear Sirs/Mesdames:

                  Re:     Cotton Valley Resources Corporation ("Cotton Valley")


                  We have acted as counsel to Cotton Valley, an Ontario, Canada corporation, with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act") of 2,500,000 shares of common stock without par value (the "Common Stock") and 2,500,000 redeemable Common Stock purchase warrants (the "Warrants") of Cotton Valley to be offered to the public by Cotton Valley in a firm commitment underwriting by National Securities Corporation.

                  A registration on Form SB-2 (SEC File No. 333-16893) was filed with the Securities and Exchange Commission on November 26, 1996 (the "Registration Statement") and Amendment No. 1 thereto is being filed herewith. In connection with rendering this opinion, we have examined executed copies of the Registration Statement and all exhibits thereto and Amendment No. 1 and all exhibits thereto. We have also examined and relied upon the Articles of Amalgamation of Cotton Valley, the bylaws of Cotton Valley, the minutes and records of the corporate proceedings of Cotton Valley with respect to the issuance of the Common Stock and Warrants and related matters, and such other agreements and instruments relating to Cotton Valley as we have deemed necessary or desirable for the purposes of the opinion expressed herein.



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                                      - 2 -

                  In connection with the opinion hereinafter expressed, we have also reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Cotton Valley and such certificates of officers of Cotton Valley, government officials and others and such other corporate records and documents as we have deemed necessary as a basis for such opinion.

                  For the purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents submitted to us as certified or photostatic copies or as facsimile of such originals and the authenticity of the originals of such certified or photostatic copies or facsimiles.

                  We are solicitors qualified to carry on the practice of law in the Province of Ontario and we express no opinion herein as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein, all as of the date hereof.

                  Based and relying upon and subject to the foregoing, we are of the opinion that the Common Stock and the Common Stock issuable upon exercise of the Warrants, to be issued by Cotton Valley in the Offering as described in the Registration Statement have been duly and validly authorized for issuance and sale and the Common Stock, the Warrants, and the Common Stock issuable upon exercise of the Warrants, when issued by Cotton Valley under the terms of the Offering, will be issued as fully paid and non-assessable.

                  This opinion is rendered solely for the benefit of the addressee hereof and may not be used or relied upon, circulated, quoted, distributed or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and Amendment No. 1 thereto.

Yours truly,



Weir & Foulds